Exhibit 99.1

INKmune: An Interview With INmune Bio (INMB)’s Dr. Mark Lowdell

TW Research (TW): Dr. Lowdell, thanks for speaking with us today. I know you’ve been involved with INKmune since the very beginning and was hoping that we could start with the origins of the program. Where did the idea behind activating NK cells originate?

Dr. Mark Lowdell (ML): Okay. So back in 1995, clinically in our transplant program in London, we had a lady who was too old for transplant and had a disease that couldn't be cured by chemotherapy alone. So, palliatively, she was given chemotherapy, and really surprisingly, her disease went away. When she'd first presented with leukaemia she had a huge amount of disease in her bone marrow, so we were able to freeze down her leukemic for storage and later testing. After chemotherapy she went into remission, which we weren't expecting; we took her blood and we tested to see if she had any cells in her blood that were killing her leukemia, because that was the only explanation we had, that she'd made an immune response against the leukemia.

And we discovered that she had, and we found it was mediated by a particular type of cell in her blood, called a natural killer cell.

Now we all have natural killer cells, they're the oldest part of our immune system. We share them with earthworms, sponges; every invertebrate on the planet has an NK cell. And we started to look at why the NK cells in her blood were killing her leukemia but, six months later, they stopped killing her leukemia and she relapsed and was needing more chemotherapy. My boss said to me, "How can we make her NK cells work better?" and I said, "Well, there's a drug called Interferon Alpha which activates NK cells”. We could give her Interferon Alpha because it's given for other leukemias, so there's good safety data on it She was treated with alpha interferon, her NK cells activated, and she went back into remission.

That was in 1995 and she finally came to see me in 2011 to say she had breast cancer and she didn't want to be treated. She was in her 80s and happy with her life but she asked to be tested again to see if her NK cells were still working. So, we tested her again, and she still had her NK cells in her blood able to kill her original leukemia, all those years later. Then she went back to Spain, where she'd emigrated to and I finally got an email a few months later from her husband saying that she'd passed away.

Her response back in 1995 made me start to think, why is it that some leukemias, some cancers, trigger NK cells and others evade this NK response? We've all got cancers popping up all the time, and they are normally being cleared by our NK cells, but sometimes that fails. So, we started to look at patients who were cured of leukemia with chemotherapy alone and found that they too, made an NK cell response to their disease. That's the paper containing the image that we show in our slide deck.

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We looked at patients with acute myeloid leukemia (AML). We knew from big, big, big international studies that if you pitched up in a hospital, my hospital, with AML today, you would be treated with chemotherapy immediately, and you would have a 40 percent chance of being cured. And if you weren't cured, the only cure that is possible is to have a bone marrow transplant from somebody else, a so-called “allogeneic bone marrow transplant”.

We know that allogeneic transplant only because you get the donor's immune response, and that's what really cures you after the chemotherapy has reduced the amount of leukemia to a level able to be cleared by the immune system

So, I had this big idea that maybe the 40 percent of patients who were cured by chemotherapy alone weren't really cured by chemotherapy. All the chemotherapy did was reduce the bulk of disease to allow their immune response to get rid of it.

And that was really this sort of... A seminal moment, and we found that was true. And we found that in those patients who were cured by chemotherapy, those were the patients who made the natural killer cell mediated response against their own leukemia, and we could predict them. So, we tested them and found that if they were above a certain level, they would stay in remission for beyond five years and therefore be cured, and those who were below a certain level, they all relapsed within two years and all went on to a bone marrow transplant.

And more recently, we've done it in another type of leukemia called myelodysplastic syndrome and a related group. I was just a co-author, but it was one of my ex-PhD students who's in charge of the malignant hematology program in Athens. She did the same thing in a different leukemic group. And we published two years ago exactly the same data; if you've got NK cell activity above this certain level, you stay in remission. And if you're below it, you will relapse, and without a transplant You will die of the disease.

That's what led me to start to find out how you could make NK cells better. And we discovered this tumor cell line, which was able to activate NK cells to the point where they're almost ready to kill, but not quite.

So, I see you're wearing a Tottenham Hotspur shirt there [Dr. Lowdell and I were on a Zoom call for this interview]. I used to be a Tottenham fan back in the day. And back in the 1990s, we had big problems with football hooliganism in the UK. And, basically, if you turned up outside a football stadium wearing the wrong shirt, you were likely to get beaten up because you would be recognized as not being part of the local team.

The immunology world tends to think of natural killer cells, really, as football hooligans. They attack anything that's not wearing the right molecules on the surface to make them look like your own “local” cells. And if they're not part of the same team, if your cell isn't regarded as normal, then the NK cells just randomly attack it. And what we showed is they're a bit more subtle than that, and they need this multi-step activation pathway. They're like a nuclear warhead, you need multiple turns of the key at the same time.

And what we found was that you could take a tumor cell line that isn't killed by NK cells (called CTV-1), but it does give them enough signals to get the NK cells really, really, really activated and really close to triggering. The highly activated NK cells can then kill other tumor cells that were otherwise NK resistant. And we did a trial using that in the UK. We took CTV-1 cells and made a tumor membrane preparation from them which we incubated with healthy donor NK cells, activated them, and gave them to patients to treat their leukemia.

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That technology was bought by a US company that RJ was a medical director of, which is how I met RJ. They did a much bigger trial in the US and had the same results as our academic UK trial. And then the company put it on the back burner while they decided to invest in CAR T therapies because they were raising an awful lot of money in the marketplace and NK cells weren't, this was 2009, 2011. A little later RJ said to me, "Why are we activating the NK cells outside the body and having to make an NK product with all the complexity and time and expense of that, because the majority of our patients actually relapsed before they got the product because they had such acute disease. Why can't we use the cell line to activate the NK cells inside the patient."

And I said, "Well, I wouldn't want to be injected with a leukemic cell line, frankly. And the FDA don't let you do it because they have a maximum amount of tumor DNA which can be administered to a patient." Then the FDA changed their rules, you have probably heard of a company called NantKwest which is using an NK cell tumor cell line to treat patients, which they make that replication incompetent by irradiating it. They stop it dividing so it can't engraft in the patient and become an NK cancer.

And so we spoke to the drug regulatory agencies, and they said yes, if you can take your cell line, make it into a pharmaceutical grade cell line and make it replication incompetent, show that it's replication incompetent, you could inject it straight into the patient. So that's what INKmune is. We took my original cell line, which I had found, which is a commercial cell line; it’s available from a cell bank, and we discovered that it wasn't one cell line. It had obviously been a mixture of cell lines over the years.

We cloned out cells from that cell line. We found the ones that were the best at activating NK cells. And when we did the DNA fingerprint, it was a different DNA fingerprint than the one that was published for the cell line that we'd been using.

Then we went to the American Type Cell Collection (ATCC) and said, "This is our DNA fingerprint from our cell line. This is the parent cell line that we cloned it from, and that's the DNA fingerprint. Do you agree that this is a unique cell line that is ours?" And they said yes, so we were able to patent it. So, we own the IMB16 cell line, which when made replication incompetent in the manufacturing process, is called INKmune, and that's the drug that we treat patients with. And we've just treated our first patient.

TW: You mentioned that you're activating NK cells in vitro as opposed to removing the NK cells and altering them, similar to a CAR-T program, which is what I think the other companies do. Can you talk a little bit more about your method of action and how you compare vis-a-vis what the other NK companies that are out there are doing?

ML: Every NK company that is out there injects NK cells. They have to manufacture those from something, so they can either manufacture them from the IPS cell line, with all of the costs of manufacture; with my academic background of making IPS cell lines, I know how complex and how expensive that is, even in an academic setting where we obviously don't have the overheads that a company has.

So that's one way of doing it. Or you can derive them from cord blood stem cells, which is what a company like Glycostem does. You can isolate them directly from cord blood and then genetically modify them to express a CAR like the Takeda product. In fact the Takeda cord blood CAR-NK cells also secrete IL15, and IL15 is a critical cytokine for NK survival. And, if you look at the latest Fate Therapeutics (FATE) data, they're giving IL15 as a constituent. Other NK companies, including Fate in their original trials, had to give low dose IL2 to sustain the NK cells.

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The truth is that NK cells don't like just being NK cells. You need to support them with at least one or more cytokines.

And the memory-like NK cells that Century Therapeutics (IPSC) have now started to develop need three cytokines during manufacturing. So, they take NK cells from donors, and they have to activate them with a cocktail of three cytokines to produce their memory-like NK cell product.

The reason why we call INKmune a “pseudokine” is, although it's not a chemical, it's not a protein molecule like a cytokine, it does all of the things that a cytokine does. If you'd look at the Century method for making memory-like NK cells with three different cytokines, we get exactly the same cells just by adding INKmune. The beauty of INKmune is that it's a single product off the shelf, stable at a common pharmaceutical storage temperature of, -80oC, whereas all of the other NK cell therapies are cellular products where the cells are alive and have to be maintained in vapor phase nitrogen below -155oC, so they can engraft in the patient and proliferate.

You know that CAR T cells don't work if they don't engraft and don't proliferate. We know that NK cells have a short shelf life in humans, every trial that's been done with an adoptive NK cell therapy shows that they have a short shelf life. So, you have to look at multiple treatments.

And they have to be shipped. All of the trials at the moment, all of the NK products are shipped in vapor-phase nitrogen. That's an extremely expensive and complex way of shipping cells. It's very high risk as well, whereas our product can be shipped on dry ice and it just be stored in a freezer, in a conventional hospital pharmacy for immediate use. We've thought about this from get go, because I've been doing this such a long time and I work in a hospital. I know the complexity of getting these drugs into hospitals.

It's been tailored from get go to be an off the shelf, simple product.

And that's really why it hasn't attracted the attention of the investment community, because in my experience of going up and down Wall Street and talking to investors here in the UK, both with this company and other companies, they love things that have been published in Nature. They love things that require genetic modification. They love things that are terribly, terribly complicated. And we just look a little bit too simple; “It can't be that good if it's that simple because someone else would have done it”.

I've been told that so many times and I said, "Well, if someone else would have done it, you have seen the paper showing they tried to do it.” And the fact is they didn't have the idea. What we've got is something that's very easy to deliver, as we've seen in the current first patient treated, very safe and it's cheap by comparison with conventional cell therapies.

But the other beauty of it is, it's activating the patient's own NK cells. And we know from so many studies that your NK cells in you are protecting you from cancer. And patients who have defective NK cells in all sorts of diseases have much worse outcomes. So, you've got two options. One, you've given someone somebody else's NK Cells, which is what all the other companies are doing, or you find a way of activating their own NK cells in vivo, and the IL15/ 15RA from Genetech Oncology or ANKTIVA from Immunity Bio are similar to our approach.

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These two examples use an engineered cytokine approach, as opposed to a cellular approach. And that's great. And I have great faith in the data that they're publishing. The only limiting factor is it's one cytokine. So, you're targeting one NK cell activation pathway, whereas we know that when we provide a tumor stimulation, they activate a huge number of genes and trigger a number of activation pathways.

TW: You mentioned the one patient that you treated and the good safety data around that. Can you talk more about all the results you have seen and how it's meeting or exceeding expectations?

ML: Well, to understand the results, let’s take a step back to the earlier days. When we treated our first patients in the UK and in the US trials it was with what we like to call the parent product, which is where we used the father of INKmune to activate NK cells outside the body. We gave really tiny doses of those NK cells, a million per kilo. And these patients are all about 80 to 90 kilos, so 80 or 90 million cells. And what we saw, and I couldn't explain it at the time, and it was one of the problems when we were publishing the paper, what we saw was shortly after we'd given these cells, the patient's own NK cells in their blood activated.

The cells we gave were from a donor, so we could identify which were donor and which were patient, and the donor cells obviously were activated because we exposed them to the activating cell line. But very rapidly, in some patients, their own NK cells activated. And those were the patients who responded to the treatment, one of them went into remission for the first time ever and stayed in remission for almost a year with over 60 percent of his own NK cells in his blood being activated.

That taught us two things: one, somehow these activated NK cells that we were giving are activating the patients’ own NK cells and we couldn't explain how. And secondly, that large numbers of activated NK cells in your peripheral blood, don't cause side effects, whereas large numbers of activated T-cells in your peripheral blood can kill you, as we’ve seen with some CAR T-cells.

We were pretty certain that activated NK cells were safe, and indeed now, of course, everybody is saying the same thing, which is why the interest in CAR- NK cells.

What we went on to show was that when you take an NK cell that's been activated with INKmune, when it binds to INKmune, (there are images of this on the website) it rips out part of the membrane of the INKmune cell, and that's been published by other people with other target cells, it's not just INKmune that does this, but the molecules it rips out of the cells of INKmune are the molecules that INKmune has been using to stimulate it. So now it carries those stimulatory molecules, forms synapses with other NK cells, and passes that message on.

And we've got lovely video footage on the website of that happening, of NK cells interacting with the tumor and then going off to interacting with other NK cells, and the NK cell they interact goes off and kills a tumor cell that it previously wasn't killing. So, we know that you get this additive effect, and that's what I was hoping INKmune would do when we gave it to a patient.

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Could we possibly see that the patient’s endogenous NK cells would activate in vivo when you gave INKmune to them, like we see in the lab? Would we get the right ratio of INKmune to NK cells? Are we giving enough INKmune?

Those are the key questions that we are looking answer in this first trial. And what we saw in patient one at the lowest dose was that 60 percent of his NK cells became activated within eight days of being treated, and they stayed activated. Yesterday I looked at the day 29 data and they're still activated.

Before this patient was treated, about 15, 20 percent of his NK cells expressed this activation marker that we NK biologists call CD69. And eight days after treatment that went up to 60 percent. It was still above 60 percent at 15 days, and now at 29 days. So, he's had a dose at day one, cells were activated in his blood when we tested them at day 8, before his second dose, and then we found to be still activated seven days later, at his third dose, and again, 14 days later, are still activated.

So, we've got the first ever in vivo evidence that you can activate a patient's NK immune response by giving them a tumor cell line, and that's never been done before. That's why we were so excited. It was proof of proof of concept in a human as opposed to a mouse. We don't have a mouse model, so it was fantastic from our perspective.

TW: So the NK cells are activated, but do you have any knowledge if they going after the tumors? That's what they do when they're activated, right? I mean, can you extrapolate this data one step further?

ML: We don't have this yet. He had a bone marrow done on Tuesday this week, so we won't have that result. And when clinical trials are organized, data that are part of the endpoints, so when you write your clinical trial approach on, you say, we're going to have these certain endpoints including safety and efficacy. And one of those endpoints is actually a laboratory investigation of the bone marrow and these endpoints are hidden from the Sponsor until reviewed by a monitoring committee so they will be released at some time down the road.

You are able, under a good clinical practice, to build in assays which are called “for information only”, FIOs, and the drug company can look at those during the trial. So, what I'm telling you about are FIOs assays. We're allowed to see those, but I don't know when we're able to see the bone marrow outcome data where that will show us what's going on his bone marrow.

I'd be very surprised, since this is an end stage patient, to see any benefit in his bone marrow; if he's been able to improve his stem cell function for example. First in human trials such as this always enroll very high-risk patients and INKmune is no different... No one who is at the early stages of myelodysplastic syndrome is going to sign up to be the first person treated with something that's never, ever been given to a patient before and could kill you. So, this patient is very end stage, we had already delayed treating him twice because of ongoing infections, so he's got a very poor prognosis. I'm not expecting in patient one to see any improvement in the bone marrow, but what we have been able to do, which is very exciting, is take the NK cells out of his blood and see whether they would kill an NK resistant gene cell line, and they do.

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They didn't do this before he was treated, and now they do after he's been treated. Thus, he definitely has functionally improved NK cells. Not just activated NK, but NK cells which are better at killing tumor cells than they were before he was treated. And it's a big percentage of his NK cells. Now with myelodysplasia, of course, it's a bone marrow disease, so those NK cells are circulating through the bone marrow because they have to, because your blood circulates through bone marrow, therefore it's not like a solid tumor where they may or may not be getting into the tumor. They will be getting into the bone marrow.

In the paper we published in 2015 we reported on a patient who received the ex-vivo activated NK cells and, several weeks after treatment, over 30% of the NK cells in his bone marrow were donor cells and they were all activated. His disease went into remission and stayed in remission for over 11 months. So, it's all very tenuous and complete supposition at the moment in terms of what's going on in the bone marrow of the patient who has just been treated. But, certainly, he's got improved NK cell function. There’s a published paper showing, if MDS patients whose NK cells kill tumor cells by more than 20 percent in vitro are in the “good survivor” group. The NK cells from our first treat subject are showing 80 percent killing at the moment. So, he's in the good survivor population, whereas prior to treatment, he was definitely in the bottom of the non-survivor population.

TW: You're going to run trials in ovarian cancer next. What is driving the selection of MDS and then ovarian cancer from your perspective? And what other cancers do you anticipate you going after in the future?

ML: Ovarian cancer was our first choice actually because nearly everybody is doing trials in acute myeloid leukemia, or MDS. It's an easy disease to look at. You can monitor the disease in the patient, and it's a good target for NK cells. We thought we would do ovarian cancer first for two reasons. One, there is no other treatment out there. No one was doing NK trials in ovarian cancer apart from Jeff Miller, and his trial had failed. And it failed because he had to give IL2 to the patients.

And the problem with IL2 is it activates immunity regulatory cell, called a Treg. IL2 activates NK cells and Treg cells but Tregs have a greater affinity for IL2 than NK cells do. So, when you give IL2 to these patients, it switches on their regulatory T-cells which then switch off their NK cells. In the Minnesota clinical trial, the patients all relapsed and it was due to the Treg suppression. We knew there had been a failure in ovarian cancer, and we thought it would be rather cool to have a success in ovarian cancer, where the biggest NK group in the world had failed.

And plus, INKmune is derived from a tumor cell line, and, although it is replication incompetent in mice, it may not have been fully replication incompetent in humans; this could only be tested in a clinical trial. Ovarian cancer patients have cancer cells in their peritoneal cavity and they also have a population of peritoneal NK cells. We’ve tested peritoneal NK and found them to be activated by INKmune. By putting INKmune into the peritoneal cavity of patients with detectable ovarian cancer, we could measure the NK cells as well as the amount of ovarian cancer and, if the INKmune did start to replicate, we could detect it and treat the patient with local chemotherapy, directly into the peritoneal cavity. In the end, it was partly about safety and it was partly about a really good disease that hadn't been targeted before successfully.

So ovarian cancer was chosen because it's a good disease in those patients with peritoneal disease who have no other option, and we know that NK cells target these cancer cells. We also know with a huge amount of in vitro data that we can take patients with ovarian cancer, and we can activate their NK cells to kill their own cancer, which they couldn't do before. So that's another reason for ovarian.

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We got permission to run the trial in the UK and then we hit one of those bizarre regulatory hurdles. Obviously to get the cells into a peritoneal cavity, you have to go through a catheter. And, these patients have indwelling catheters because they're making lots of fluid in their peritoneal cavity called ascitic fluid, and they want to drain it to control the side effects. And so we've thought, brilliant. You've got this draining catheter in place so you just use it to deliver the cells as well. And the medicines regulator in the UK, gave us permission to the trial.

We were all set up to do it, and the radiologist who was going to put the catheters in the hospital where we were going to run the trial, said, "I'm a bit worried because the catheter that we use for draining ascites, it isn't licensed to be used for administering. It's only licensed for extraction. What did the regulators say about that?" And we went, "No, they didn't raise it. We'll have to ask them." So we went back and they went, "Oh, gosh, we missed that. Yeah. This trial has to be a trial of the medicine and the catheter. So, you have to resubmit it as a joint device and drug trial." At that stage, COVID hit, and all non-COVID clinical trials were suspended

Meanwhile we'd received regulatory permission to do the MDS trial as well, but it was permission to do it as a second in man with ovarian cancer being first in man. Then we had to go back to the regulator and say, "Do you mind if we do the MDS as first in man? And they said, "No, that's fine." And then we couldn't enroll anybody because of COVID. And that's why it's taken so long.

But the ovarian cancer trial is good to go now. However, we decided we would wait until we've got the safety data for at least three patients in the MDS trial before opening the ovarian cancer trial. And in fact, the same hospital which is lined up to do the ovarian cancer trial wants to do the MDS trial. So, they're now going to be our second center on the MDS trial and our first center for the ovarian cancer, and that makes it very easy because it's one research department to go through, one site initiation and all the rest of it. So, I'm quite pleased with that.

And then where to go next? Well, we're spoiled for choice with the number of tumors we can go for because we've been doing this work for 20 years, and we know that multiple different tumors are a good target. The question then becomes a business decision, what is a target disease that we feel we can get our foot into against huge competition because when you open a clinical trial, you're competing with all the other drugs in that field.

And so that becomes a business decision. We've got this panoply of cancers that we can go for, and I've got lovely data in breast cancer, for example. But trying to do a trial in breast cancer, as you might imagine, is extremely difficult against all of the other competition. Glioblastoma is another one we've got data in but then the tiny number of patients with GBM makes that very challenging. We've got prostate data. We could go for prostate, but once again...It comes down to really an advisory board getting together, and a bunch of medics saying, "I think my disease will be a really good disease for you to come into, and I can facilitate doing that.”

But obviously, if you could administer INKmune alone or co-administer it with an NK cell therapy that needs additional cytokine support. You've then got a combinatorial therapy of NK cells for patients who really don't have enough NK cells to respond to INKmune directly. You can give them an adoptive cell therapy, such as Fate's product or Century's product, and add INKmune as the safe provider of a cytokine type signaling; a pseudokine that will keep their cells alive and activated. So, I think that another route for working out what target disease to go to next is to find partners with adoptive NK therapies that could benefit from INKmune.

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TW: That's very interesting and I hadn't considered that angle where you might partner with other NK cell programs. Sticking with the current programs, ovarian starts after safety from three patients. So maybe you can talk about the structure of the phase one trial here in MDS, and the timeline to seeing results?

ML: Okay, so timeline is heavily predicated on availability of patients. Patient one now is at day 31. When he gets to day 43, and if he’s been cleared by the Data safety monitoring committee, i.e., there's no drug-related adverse events, we're allowed to screen the next patient. So hopefully there will be a patient available. We've missed the timing because of COVID. We should have been treating this current patient back in March, and then we would have got the second patient in before summer breaks. I don't know how it is in the States, but because of lock down here, an awful a lot of people didn't get to take any vacation. So, this summer is chaotic because every time you want to speak to somebody, they're on a vacation.

Come day 43, I think there will be...I'm not allowed to really get too involved, as you might imagine, because of conflict of interest…but I think there are patients that are ready to screen as of Day 43, and then once they've been screened, they're eligible to be treated. I would like to think that the next patient will be treated certainly before the end of September, and then we'll have to sort out a drug batch. And then again, if there's no adverse events by day 29, we can start screening at Day 29 rather than Day 43 with the restriction then that we can't treat until Day 43, and that then goes on thereafter.

So, after this first patient goes through data safety monitoring, if we don't have any adverse events, in the following patients it'll be Day 29 initiating screening, and then Day 43 treatment will be the next patient. By the end of the year, we should have completed three patients and completed follow up with those patients, no safety. And then by December, we will be open hopefully in our second center. And then that means we can finish all of the nine patients in by certainly end of Q4 next year, and then probably do a three-patient extension during 2023. That's what I would like to achieve.

TW: And ovarian will be able to start hopefully in Q1 of next year?

ML: That's what I'd like to do. Once the second site is open for the MDS trial, then it should be no problem opening them the month later for the ovarian cancer trial.

TW: switching gears from the trials back to the hoped for results, how should we think about NK persistence and what additional innate immune cells are they responsible in signaling and recruiting?

ML: Yeah, that's a very good question. So, as I think I said earlier on, the problem with adoptive NK therapies, and this is from our own experience as well, no matter where you get those NK cells, whether they're IPS cells, or adult donor, or pooled donor, or cord blood donor, they don't persist. I think the NK world, apart from a few outliers, we all agree that they persist maximally 30, 40 days in the blood and then they disappear. That obviously isn't an issue for us because we are activating the patient's own NK cells, which are there anyway, and they're going to be there, whatever, so we don't have to worry about persistence.

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We don't want our drug to hang around too long, but it's so cheap and so easy to deliver, we can, and as we've demonstrated in patient one, give it easily every seven days. And given the fact that after three doses, the patient's NK cells were still active 14 days later, we can probably push that window out so that you treat monthly. We need to do that experiment somehow. But yes, the persistence of activation seems to be okay.

But the persistence of the NK cells when they're adopted is a problem. And I think if you said 30 to 40 days, that's pretty much the limit that they've been reliably sustained, and at much lower levels, than CAR T-cells. And it's one of my problems with a CAR NK cell. CAR NK cells don't usually engraft.

And if CAR Ts don't engraft, the patient relapses, end of. One of the reasons why solid tumors have been such a problem for CAR T is that once the tumor load has gone down, there's nothing to stimulate the CAR T cells, so they die.

The reason why CD19 CAR T cells have been so successful is because your normal B cells express CD19, and you're constantly producing normal B cells. And the CD19 CAR T-cells you've got are constantly killing them, which is why patients are having CD19 CAR therapy also have replacement immunoglobulin therapy, because they've got no B cells to make antibodies. That's an unfortunate side effect, but it's better than dying of acute leukemia or lymphoma.

So, because you've got this CD19 population always being made by your bone marrow, and always stimulating the CD19 CAR Ts to kill them, the CD19 CAR Ts stay alive, and they've engrafted and they proliferate, and you have them in your blood.

That's not the case for CAR NK cells because they don't proliferate. And it's not the case for CAR T cell that are targeting antigens which aren't on a normal cell population. We know that that persistence is required in that setting, and we know that adoptive therapies with NK cells don't persist. Any NK therapy is almost certainly going to have to be repetitive. I don't think you will cure anybody with an adoptive NK therapy unless it is engineered to persist.

I think what you need to do is activate patients own NK cells in a way that isn't toxic, and IL 2 is too toxic. IL15 is too toxic. IL15 receptor agonist may not be too toxic, and that's why ALT803 might work.

As for NK cells and other immune cells. Once you have an NK therapy then you might initiate a physiological immune response through NK cells interacting with dendritic cells, initiating tumor antigen presentation and therefore provoke a T-cell response as well.

Dendritic cells get activated by tumors and infected cells. They secrete IL12, NK cells get activated by IL12 and kill tumor cells which releases tumor antigens. The NK cells secrete gamma interferon and TNF-alpha, and that switches on dendritic cells, which process the tumor antigens released by the NK cells and then interact with T-cells. So, there is this positive feedback loop between the innate immune response and the acquired immune response. NK cells secrete gamma interferon and INKmune activated NK cells secrete a lot of gamma interferon which activates gamma delta T-cells and conventional alpha beta T cells. It activates tumor lytic macrophages. NK cells certainly produce cytokines which interact with other innate immune effector cells.

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TW: this segues nicely to my last question, which is fast forward a couple of years and you get approval, how do you see this drug being used in therapies?

ML: that's a very good question, and if I had that crystal ball, I'd be very happy. What I do expect is that we will find, in a disease like myelodysplastic syndrome, once we've shown it's safe and effective, then it will move earlier in the treatment regime to early stage patients. So instead of being treated with low-dose chemotherapy, the first thing that's going to happen is that someone's going to say, "This MDS patient's got NK cell responses that are below 20 percent, so we'll give them some INKmune and see if we can get it above 20 percent.” The biomarker data will be used to monitor the patient and target the treatment.

And that'll be the use of INKmune as first line, I think. That's what I would do. And yes, my wife is a retired hematologist who hopes much the same.

You'd use INKmune for these patients, of which there are many, a majority are elderly, they're frail, they can't have high dose therapy, and you give them something that you know is very, very well tolerated, and you'd give it repeatedly. So, you'd give it and you just monitor the patients NK cell activity.

Now, 30 years ago, someone would have said that's insane, you'd go for a cure with a transplant rather than a continuous monthly therapy with a drug. And yet in chronic mild leukemia, which we know can be cured with the transplant, no one now has a transplant for chronic mild leukemia, everybody has Gleevec, or son of Gleevec, or daughter of Gleevec, and they have it for life, and they keep coming in, and they keep getting treated. We've made chronic mild leukemia a drug treatable disease without having to go through the toxicity of a transplant.

And I think INKmune is not a cell therapy, it's a drug therapy. It just happens to be a cellular drug. I believe we will show that you can inject INKmune monthly quite safely. And then it can just become a routine treatment for conditions like early MDS. I was talking to an MDS expert yesterday, and he said people have been crying out for a treatment like this in MDS, and similarly in ovarian cancer. And there will be others.

I think that's where we'll be. We'll be with a repeated treatment, just like XPro1595 or Quellor. The INKmune product looks like it's probably going to have to be given as a routine treatment.

TW: Dr. Lowdell, this was all very helpful. I get very excited speaking with you; your company has an exciting couple of years in front of you. Thank you for your time and thoughts, and best of luck to you going forward.

* Disclaimer: DFC Advisory Services LLC, dba: TW Research Group, has a consulting relationship with INmune Bio, Inc. and owns shares of the Company. For a full list of disclaimers and disclosures, please visit http://twresearchgroup.com/disclaimer/.

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